Exhibit 5.1

July 22, 2022

SpringBig Holdings, Inc.
621 NW 53rd St.
Suite 260
Boca Raton, Florida 33487

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to SpringBig Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the resale of an aggregate of 5,055,524 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), comprised of (a) an aggregate of up to 4,178,331 shares of Common Stock issuable by the Company pursuant to that certain Common Stock Purchase Agreement, dated April 29, 2022 (the “Purchase Agreement”) with CF Principal Investments LLC (“Cantor”) related to a committed equity facility (the “Facility”), pursuant to which the Company has the right, from time to time at its option to sell to Cantor up to $50 million in aggregate gross purchase price of newly issued common stock (the “Facility Shares”), and (ii) an aggregate of up to 877,193 shares of Common Stock issuable by the Company to Cantor as consideration for its irrevocable commitment to purchase the Common Shares (the “Commitment Fee Shares” and together with the Facility Shares, the “Subject Shares”).

In connection with our acting as hereinabove described, we have examined and relied solely on originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the following:

(i)	the Certificate of Incorporation of the Company, as in effect on the date hereof (the “Company Charter”);

(ii)	the Bylaws of the Company, as in effect on the date hereof (the “Company Bylaws”);

(iii)	the Purchase Agreement and the registration rights agreement by and between the Company and Cantor (collectively, the “Transaction Documents”);

(iv)	the Registration Statement and all exhibits thereto; and

(v)	resolutions of the Board of Directors of the Company relating to, among other matters, the issuance of the Subject Shares and the filing of the Registration Statement.

As to facts material to the opinions expressed in this letter, we have relied on statements and certificates of officers of the Company and of SpringBig, Inc. and of state authorities and on the representations, warranties and statements contained in the Transaction Documents.

In rendering the opinions expressed in this letter, we have assumed, with your permission and without any investigation on our part, that:

(a)	each entity that is a party to the Transaction Documents has been duly organized or formed

, and is validly existing and in good standing as a corporate or similar organization under the laws of its jurisdiction of organization;

(b)
each of the Transaction Documents has been duly executed and delivered by, and constitutes the valid and binding obligation of, each entity that is a party thereto, enforceable against such entity in accordance with its terms;

(c)	each party to the Transaction Documents has performed and will perform such party’s obligations under the Transaction Documents; and

(d)
the execution, delivery, and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents by each person that is or is to be a party thereto (i) do not violate any order binding on, or judgment against, such person, and (ii) do not constitute a default under, and are not in conflict with, any indenture or other Purchase Agreement to which such person is a party or by which its properties may be bound.

We note that the Company was incorporated under the laws of the Cayman Islands and was domesticated (the “Domestication”) as a corporation in the State of Delaware in accordance with Section 388 of the DGCL (“Section 388”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation that (i) immediately prior to the Domestication, the Company was duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company had full power, authority and legal right to domesticate in the State of Delaware pursuant to Section 388, (iii) the laws of the Cayman Islands permitted the Company to domesticate in the State of Delaware pursuant to Section 388, (iv) the discontinuation of the Company from the Cayman Islands was duly authorized by all necessary corporate action as provided in its governing documents and was duly effected in accordance with Cayman Islands law, (v) any and all consents, approvals and authorizations from applicable Cayman Island governmental authorities required to authorize and permit the Company to domesticate in the State of Delaware pursuant to Section 388 were obtained, (vi) the issued and outstanding ordinary shares of the Company as an exempted company incorporated under the laws of the Cayman Islands immediately prior to the Domestication were validly issued, fully paid and nonassessable, and (vii) all share issuances and documents related thereto that were authorized by the Company prior to the Domestication, including those to be effected pursuant to or in connection with the Transaction Documents were done in accordance with the applicable governing documents of the Company as a Cayman Islands exempted company and the laws of the Cayman Islands.

We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the Delaware General Corporation Law (“DGCL”), which we assume in each case to be the only applicable laws with respect to each such opinion.

On the basis of and in reliance on the foregoing, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1.          The Subject Shares have been duly authorized by the Company and when issued and paid for in accordance with the terms and conditions of the Purchase Agreement, such Subject Shares will be validly issued, fully paid and nonassessable.

The above opinions are subject to the following additional limitations, qualifications and exceptions:

A.
The effect and application of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect which relate to or limit creditors’ rights and remedies generally;

B.	The effect and application of general principles of equity, whether considered in a proceeding in equity or at law;

C.	Limitations imposed by or resulting from the exercise by any court of its discretion; and

D.	Limitations imposed by reason of generally applicable public policy principles or considerations.

We do not assume any responsibility for the accuracy, completeness or fairness of any information concerning the business or affairs of the Company.

We express no opinions:

I.          as to whether (a) the issuance of the Subject Shares violates any provision of any federal or state laws, rules, regulations, or orders relating to terrorism or money laundering, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001, the laws comprising or implementing the Bank Secrecy Act, the laws administered by Office of Foreign Asset Control of the Department of the Treasury of the United States of America (“OFAC”) or any successor thereto, and Executive Order No. 13224 on Terrorist Financing (“Executive Order No. 13224”), or any related enabling legislation or similar executive orders, any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, and The Countering America’s Adversaries Through Sanctions Act, Publ. L. No. 115-44 – H.R. 3364 (all as amended from time to time), or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing, or (b) whether any person that is or is to be a party to any of the Transaction Documents is (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a person that is owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a person with which any other person is prohibited from dealing or otherwise engaging in any transaction, (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224, (v) a person that is named as a “specially designated national” on the most current list published by OFAC, or (vi) a person who is affiliated or associated with any person described in the foregoing clauses (i) through (v), inclusive; or

II.          as to whether the execution and delivery or other authentication of, the performance or observance of any provision of, or the consummation of any transactions contemplated by, the Transaction Documents or any thereof constitutes a “covered transaction” subject to the jurisdiction of and review by The Committee on Foreign Investment in the United States pursuant to Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security of 2007, as amended by The Foreign Investment Risk Review Modernization Act of 2018, as any of the foregoing may be amended from time to time, or any related enabling legislation, or any rules or regulations promulgated under any of the foregoing, or any orders relating to any of the foregoing.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.  The opinions so rendered may not be relied upon for any other purpose, or relied upon by any other person, firm, or entity for any purpose. This letter may not be paraphrased or summarized, nor may it be duplicated, quoted or reproduced in part.

Very truly yours,

/s/ Benesch Friedlander Coplan & Aronoff LLP

BENESCH, FRIEDLANDER,
COPLAN & ARONOFF LLP